 ================================================================================ SECURITIES AND EXCHANGE COMMISSION ------------------------------ WASHINGTON, D.C. 20549 FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934 DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 29,2001 BETA OIL "&" GAS, INC. (Exact name of registrant as specified in its charter) Nevada 333-68381 86-0876964 (State or other (Commission File Number) (IRS Employer jurisdiction of Identification No.) incorporation or organization) 6120 S. Yale, Suite 813, Tulsa, OK 74136 (Address of principal executive offices) (Zip Code) (918) 495-1011 (Registrant's telephone number, including area code) ================================================================================ Item 5. Other Events. On June 29, 2001, Beta Oil "&"Gas, Inc. completed its Private Placement Offering (Offering) of Series A 8% Convertible Preferred Stock (Preferred Shares) and common stock purchase warrants (Warrants), offered as units of one Preferred Share and one half of one Warrant, offered at $9.25 per unit. Net proceeds received from the Offering, in which Beta offered a minimum of $1,500.000 and up to $10,000,000 in units , was approximately $5,119,780 net of estimated offering expenses, including brokers' commissions and other fees and expenses of $469,654. The Company will issue 604,263 Preferred Shares and 302,132 Warrants to purchase a like number of shares of Beta's common stock at a price equal to the Offering price or $9.25 per share. All investors participating in the Offering were accredited. The Preferred Shares will pay quarterly cash dividends commencing in the quarter that the Preferred Shares are issued, at an annual rate of 8% per annum, simple interest. Each holder of the Preferred Shares will receive a minimum of a full year's dividends. The Preferred Shares may be converted by the holder at anytime at an exchange rate of one share of the Company's common stock for each one Preferred Share converted. The Preferred shares will automatically convert into shares of Beta's common stock on a one-share for one-share basis effective the first trading day after the reported high selling price for Beta's common stock is at least 150% of the per Unit offering price of $9.25 per share or $13.875 per share for any 10 trading days. Beta has the unilateral right to redeem all or any of the outstanding Preferred Shares from the date of issuance but must pay a premium if redeemed within the first five years. The holders of the Preferred Shares will be entitled to a liquidation preference equal to the principal amount of the Preferred Shares. Warrants are non-transferable and may be exercised at any time through June 29, 2006. Item 7. FINANCIAL STATEMENTS AND EXHIBITS: ---------------------------------- Exhibit 3.1 Certificate of Designation of 8% Cumulative Convertible Preferred Stock Exhibit 4.1 Warrant Agreement and Exhibit A to Warrant Agreement comprised of Warrant Certificates A and B. Exhibit 99 July 3, 2001 Press Release SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized. BETA OIL "&" GAS, INC. Date: July 3, 2001 By /s/ Joseph L. Burnett --------------------- Joseph L. Burnett Chief Financial Officer and Principal Accounting Officer